Exhibit 23.2

Norman T. Reynolds Law Firm

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone (713) 503-9411

Telecopier (713) 456-2509

November 10, 2010

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:

Global Earth Energy, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Global Earth Energy, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 50,000,000 shares of its common stock, par value $0.001 per share, which are issuable pursuant to the Company’s Non-Employee Consultants Retainer Stock Plan for the Year 2010 No. 2.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm